Exhibit 99.2

PRESS RELEASE
For Immediate Release

Waste Services Announces Acquisition of Republic Services’ Miami-Dade Operations
•	Closes two significant acquisitions in Miami-Dade adding $28 million in revenue and $12.5 million in fully integrated EBITDA.

•	Accretive to 2010 earnings and free cash flow of $0.05 to $0.07 and over $6 million respectively.

•	Both Miami-Dade acquisitions support continued focus on margin expansion and increasing free cash flow.
BURLINGTON, Ontario, October 5, 2009 / PR Newswire-First Call/ — Waste Services, Inc. (Nasdaq: WSII) today announced that it has completed an acquisition of the operations and related assets of Republic Services, Inc. (NYSE: RSG) in Miami-Dade County, Florida. In a separate transaction on September 1, 2009, Waste Services, Inc. acquired the Miami-Dade operations of DisposAll, Inc.
David Sutherland-Yoest, President and Chief Executive Officer of Waste Services, stated, “We are very pleased to announce the completion of these two highly accretive acquisitions. Our strategic assets in the region allow us to internalize disposal from the acquired businesses and to realize significant operating cost savings.”
The combined purchase price of the two acquisitions is $48 million. Certain assets, including operating facilities, will become redundant and be sold to reduce the investment. The acquisitions are expected to add approximately $28 million in annual revenue and $12.5 million in EBITDA after synergies are realized. Waste Services intends to internalize all of the waste flow from both acquisitions through its centrally located Miami-Dade transfer station in to the JED landfill.
“The acquired customers will be integrated into our existing route structure within 60 to 90 days, adding 25 net new routes as compared to the 40 routes previously operated. These acquisitions are expected to add from 5 to 7 additional cents per share to our 2010 results, contribute to our continuing trend of margin expansion, add free cash flow in excess of $6 million, and in the near term will put us at the top of our EPS guidance for 2009.”
Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company’s future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in the company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in the company’s Form 10-K for the year ended December 31, 2008. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
The forward-looking statements made in this press release are only made as of the date hereof and Waste Services undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Waste Services, Inc. is a multi-regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s website is located at http://www.wasteservicesinc.com. Information on the company’s website does not form part of this press release.
For information contact:
Ed Johnson
Executive Vice President and Chief Financial Officer
Waste Services, Inc.
905-319-1237
J. Todd Atenhan
Investor Relations
888-917-5105